EXHIBIT 99.1

Commonwealth Reports First Quarter 2011 Loss; Shows Improvement Over Previous Quarter Results

NORFOLK, Va., May 13, 2011 (GLOBE NEWSWIRE) -- Commonwealth Bankshares, Inc. (Nasdaq:CWBS) (the "Company") reported today a net loss of $6.8 million, or $0.98 loss per share, for the three months ended March 31, 2011, compared to a $39.0 million net loss, or $5.66 loss per share, for the fourth quarter of 2010. It reported a net loss of $923 thousand, or $0.13 loss per share, for the three months ended March 31, 2010.

"We are devoting an enormous amount of resources to resolving our credit problems," said President and CEO Chris Beisel. "In the past eight months, we have created a new infrastructure for managing credit risk. We have implemented numerous new credit policies and procedures which are greatly aiding us in indentifying those risks within the loan portfolio.   That identification then clearly reveals the areas onto which we focus and aggressively manage. These directions are what we strongly believe will get our bank on track."

Non-performing assets declined $7.8 million from the fourth quarter of 2010, due primarily to $22.3 million in net charge-offs made during the first quarter of 2011. Provision for loan losses also declined to $5.0 million from $22.5 million in the previous quarter, and was in line with the provision for the three months ended March 31, 2010.

Earnings were impacted by a decline in net interest income, increased losses on other real estate owned, their related expenses, and costs associated with current regulatory and legal matters. The challenging economic conditions experienced over the past three years continued to negatively impact the businesses and consumers in our market area during the first quarter of 2011. Ongoing deterioration in our loan portfolio resulted in further declines in the commercial real estate sector and additional credit quality issues for the Company.

During the first quarter of 2011, the company charged-off $22.3 million (net of recoveries) in loans primarily as a result of declining collateral values based on updated appraisals received during the first quarter. Consequently, management and the Board provided $5.0 million to the Bank's allowance for loan losses during the three months ended March 31, 2011, which was in addition to the $52.5 million and $53.9 million provided in years ended December 31, 2010 and 2009, respectively.

"Addressing these troubled credits aggressively and conservatively has been, and will continue to be, a top priority," Beisel said. "At the same time, we have not lost sight of our fundamental belief in standing by our clients, employees, stockholders and communities. Today's environment requires stringent measures. We are committed to taking the actions necessary to withstand this difficult economic phase."

Total assets declined by $65.1 million to $1.0 billion during the three months ended March 31, 2011. This decrease was primarily the result of decreases in cash and cash equivalents and loans outstanding. Total cash and cash equivalents declined $35.6 million to $84.3 million during the period, primarily resulting from paying off brokered certificates of deposit as they matured. Management's ongoing philosophy of aggressively resolving problem loan credits through charge-offs foreclosure and normal principal curtailments contributed to its net loan balances declining $51.7 million to $898.8 million at March 31, 2011.

As a result of our net losses in 2010 and for the first quarter of 2011, our total risk-based capital ratio for the Bank fell below the adequately capitalized regulatory minimum threshold of 8% to 6.29% at March 31, 2011.

"Our goals for repositioning the Bank include increasing our capital levels in order to return to a 'well capitalized' capital status, as well as improving our liquidity position, maintaining an adequate allowance for loan losses and reducing expenses," said Beisel.

Non-performing assets were $154.8 million or 15.0% of total assets at March 31, 2011, compared to $162.6 million or 14.81% of total assets at December 31, 2010 and $108.4 million or 8.71% of total assets at March 31, 2010. Non-performing loans decreased $12.8 million during the three months ended March 31, 2011 to $117.6 million. The decrease in balances primarily related to the $22.3 million in net charge-offs made during the first quarter of 2011. The Company continues to enhance its Special Assets and Credit Administration areas with additional personnel to proactively and aggressively identify and address problem assets. In addition, the company has strengthened its credit administration processes including the use of a third-party loan review team that completed a comprehensive review of the construction, development and commercial real estate loan portfolios, with an emphasis on large loans and problem loans.

The company intends to continue using the third-party loan review team, and anticipates that this type of comprehensive review by both internal and external personnel will be performed on a semi-annual basis for the foreseeable future. The company's Loan Impairment Committee monitors non-performing assets and past due loans to identify potential problem credits and to develop plans to work through these loans as promptly as possible.

"We've strengthened our credit process during the past year and developed a plan to work through these problem loans as quickly as possible," Beisel said. "We are doing the things that need to get done to get our bank back to profitability. We have the right people at the right time to move this company ahead."

Between March 31, 2010 and March 31, 2011, the Company's loan portfolio decreased by $104.2 million or 10.4%. Total loans at March 31, 2011 were $898.8 million. The overall decrease in gross loans was primarily due to scheduled principal curtailments, loan sales, charge-off's and part of our overall strategy to shrink loans to mitigate risk and preserve capital. While the company's performing loans provided a strong yield and helped maintain solid sources of interest income, the planned reduction in loan volume, the level of non-performing assets and restructured loans led to a decrease in interest income. Interest income on loans, including fees, decreased $2.8 million or 18.9% to $12.0 million for the quarter ended March 31, 2011, as compared to the same period in 2010.

Interest expense of $5.9 million for the quarter ended March 31, 2011 represented a $1.8 million decrease from the comparable period in 2010. The decrease in interest expense was primarily attributable to the decrease of $139.7 million in average interest bearing deposits for the quarter ended March 31, 2011, as compared to the same period in 2010, coupled with a decrease in the overall rate paid on our interest bearing liabilities of 32 basis points. The decrease in deposits was primarily related to a $77.8 million decrease in brokered deposits as the company continues to reduce its reliance on brokered deposits.

The net interest margin is affected by the structure of the balance sheet as well as by competition and the economy. For the three months ended March 31, 2011, the net interest margin was 2.40% compared to 2.41% reported for the first quarter of 2010. While insignificant, the decrease in net interest margin for the first quarter of 2011 was primarily the result of a drop in the average yield on our average interest earning assets of 28 basis points. Ongoing credit quality, primarily related to the increase in non-accrual loans, resulted in a 68 basis points decline in average yield on loans to 5.17% for the first quarter of 2011 as compared with 5.85% for the first quarter of 2010. The drop in yield of our earning assets was offset with a decrease in the cost of our interest bearing liabilities of 32 basis points over the past twelve months. The decrease in our interest-bearing liability costs primarily related to maturing time deposits re-pricing at a lower cost during the past year, resulting in our average cost of time deposits decreasing from 2.83% in the 2010 first quarter to 2.55% for the first quarter of 2011.

Total noninterest income decreased $879.1 thousand or 143.7% in the first quarter of 2011 to a loss of $267.4 thousand from income of $611.7 thousand reported in the 2010 first quarter. The primary reason for the lower noninterest income for the first quarter of 2011 related to the increase in losses on other real estate owned ("OREO") and decreases in revenue from the Bank's non-banking subsidiary companies. The company recorded losses on OREO totaling $846.8 thousand and $355.9 thousand for the three months ended March 31, 2011 and 2010, respectively.

Noninterest expenses continued to grow in the 2011 first quarter due to the increased costs related to managing the company during this difficult economic and regulatory environment, including expenses associated with carrying OREO, increased credit and collections costs, increased FDIC premiums, increased consulting expenses and legal expenses related to regulatory matters, and further increases in personnel in key areas necessary to support regulatory compliance and address problem assets. Total noninterest expense increased $3.4 million or 80.0% to $7.8 million in the 2011 first quarter from $4.3 million for the first quarter of 2010. The 2010 first quarter included a one-time reduction of benefit cost of $1.9 million.

"We are fully committed to seeing the company return to profitability and realize the full potential of the Commonwealth Bankshares franchise," said Beisel.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc., the parent of Bank of the Commonwealth, operates 21 offices throughout Hampton Roads, Virginia, and northeastern North Carolina. Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the Company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

* Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth.

This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Commonwealth Bankshares, Inc.
Selected Financial Information (Unaudited)

(in thousands, except per share data)	Three Months Ended
	March 31, 2011	March 31, 2010
Operating Results:
Interest and dividend income	$ 12,146	$ 14,958
Interest expense	5,867	7,655
Net interest income	6,279	7,303
Provision for loan losses	4,999	4,998
Noninterest income	(76)	696
Noninterest expense	7,951	4,415
Income (loss) before income taxes and noncontrolling interest	(6,747)	(1,414)
Income tax expense (benefit)	3	(497)
Income (loss) before noncontrolling interest	(6,750)	(917)
Noncontrolling interest in subsidiaries	(5)	(6)
Net income (loss)	$ (6,755)	$ (923)

Per Share Data
Basic earnings (loss)	$ (0.98)	$ (0.13)
Diluted earnings (loss)	$ (0.98)	$ (0.13)
Book value	$ 3.09	$ 11.48
Cash dividends	$ --	$ --
Basic weighted average shares outstanding	6,897,082	6,888,800
Diluted weighted average shares outstanding	6,897,082	6,888,800
Shares outstanding at period-end	6,897,082	6,889,432

Period End Balances:
Assets	$ 1,032,341	$ 1,245,456
Loans*	898,782	1,002,999
Investment securities	12,070	4,196
Deposits	911,776	1,053,368
Shareholders' equity	21,337	79,102

Average Balances:
Assets	$ 1,068,187	$ 1,272,858
Loans*	938,534	1,021,811
Investment securities	10,609	4,824
Deposits	935,995	1,078,167
Shareholders' equity	27,365	80,135

Financial Ratios:
Return on average assets	-2.56%	-0.29%
Return on average shareholders' equity	-100.11%	-4.67%
Efficiency Ratio (tax equivalent basis)	129.06%	54.57%
Period end shareholders' equity to total assets	2.07%	6.35%
Loan loss allowance to period end loans*	6.87%	4.90%
Loan loss allowance to non-performing loans	52.50%	52.59%
Non-performing assets to total assets	14.99%	8.71%
Net interest margin (tax equivalent basis)	2.40%	2.41%
Bank's Tier 1 capital to average assets	3.97%	6.90%
Bank's Tier 1 capital to risk weighted assets	4.97%	8.97%
Bank's Total capital to risk weighted assets	6.29%	10.27%

* Net of unearned income
CONTACT: Chris Beisel
         President and Chief Executive Officer
         Commonwealth Bankshares, Inc.
         (757) 446-6900